Exhibit 10(a)81

                   RETENTION AGREEMENT

     THIS AGREEMENT, executed on November 21, 2000 effective as of October 27, 2000, by and between Entergy Corporation, a Delaware corporation ("Company"), and J. Wayne Leonard ("Executive"), which agreement shall govern the terms and conditions  of  Executive's employment until such  time  as  the
Employment Agreement between Executive and WCB Holding Corporation dated as of July 30, 2000 shall become effective, except as specifically provided herein;

     WHEREAS,   Executive  is  currently  employed  by   Entergy
Services, Inc., a System employer, and serves in the position of Chief Executive Officer of Company;

     WHEREAS, Company has entered into an Agreement and Plan of Merger, by and among Company, FPL Group, Inc., WCB Holding Corp. (the "Merged Entity"), Ranger Acquisition Corp. and Ring Acquisition Corp., dated as of July 30, 2000 (the "Ring-Ranger Merger Agreement");

     WHEREAS, Company wishes to encourage Executive to remain employed by a System employer and provide services to the System; and

     WHEREAS, Executive wishes to remain in the employ of a System employer and to provide services to the System;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Company and Executive hereby agree as follows:

1.Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.Covenants  Summarized.  Company  and  Executive  covenant   as
  follows:

   2.1 Company's Covenants. In order to induce Executive to remain within the System, Company agrees, under the
       conditions   described  herein,  to  pay  Executive   the
       payments   and   benefits  described  herein   upon   the
       circumstances described in Sections 3, 4 and 6 below. This Agreement shall not be construed as creating an express or implied contract of employment and, except as
       otherwise   agreed  in  writing  between  Executive   and
       Company, Executive shall not have any right to be retained in the employ of any System Company.

   2.2 Executive's Covenants. Executive agrees to the following:

       (A) For a period of two years following the Date of Termination, Executive shall not engage in any employment or other activity (without the prior written consent of Company) either in his individual capacity or together with any other person, corporation, governmental agency or body, or other entity, that is (i) listed in the Standard & Poor's Electric Index or the Dow Jones Utilities Index; or
            (ii) in competition with, or similar in nature to, any business conducted by any System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such period. In the event of any violation by Executive of this paragraph (A) of subsection 2.2, Executive shall repay to Company, within 5 business days of Company's written request therefor, any amounts previously paid to him pursuant to subsections 3.4 and 3.6, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsections.

       (B) For a period of two years following the Date of Termination, Executive agrees not to take any action or make any statement, written or oral, to any current or former employee of any System Company, or to any other person, which disparages any System Company, its management, directors or shareholders, or its practices, or which disrupts or impairs their normal operations, including actions or statements
            (i) that would harm the reputation of any System Company with its clients, suppliers, employees or the public; or (ii) that would interfere with existing or prospective contractual or employment relationships with any System Company or its clients, suppliers or employees. In the event of any violation by Executive of this paragraph (B) of this subsection 2.2, Executive shall repay to Company, within 5 business days of Company's written request therefor, any amounts in respect of the Three-Times Severance Payment or Five-Times Severance Payment previously paid to him pursuant to subsections 3.4 and 3.6, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsections.

3.Compensation  Upon Certain Events. This Section 3  sets  forth the entitlement of Executive or his beneficiary(ies) to certain payments and benefits under specified circumstances described in each subsection, and, with the exception of subsection 3.1, in no event shall Executive and his beneficiary(ies) be entitled to payments and benefits under more than one such subsection.

   3.1 Physical  or  Mental  Illness.  During  any  period   that
       Executive fails to perform Executive's full-time duties within the System as a result of incapacity due to physical or mental illness, his System employer shall pay Executive's full salary to Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to Executive under the terms of any compensation or benefit plan, program or arrangement (other than Company's short- or long-term disability plan, as applicable) maintained by Company during such period, until Executive's employment is terminated by his System employer for Disability.

   3.2 Termination  of  Employment  by  Executive  Without   Good
       Reason.

       (a) On or After Attainment of Age 55. If Executive's employment with the System is terminated for any reason, other than termination by Company for Cause, Executive shall be entitled to the Supplemental Retirement Benefit without Company permission.

       (b) Without  Company-Permission - Prior to Attainment
           of Age 55. If Executive should terminate his Employment with the System without Good Reason and without Company permission at any time prior to his attainment of age 55, he shall forfeit all rights to a Supplemental Retirement Benefit. Executive shall be entitled only to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

       (c) With Company Permission - Prior to Attainment  of
           Age 55. If Executive should terminate his Employment with the System without Good Reason, but with Company permission, at any time prior to his attainment of age 55, he shall be entitled to the Supplemental Retirement Benefit, but reduced at the annual rate of 6.5% per year for each year Executive's Date of Termination precedes the date of his attainment of age
           55. Such reduced Supplemental Retirement Benefit shall become payable upon Executive's attainment of age 62 (or upon Executive's prior death, to his surviving spouse, if applicable). In addition, Executive shall be entitled to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

3.3 Termination of Employment by Company For Cause at Any Time. If Company should terminate Executive's employment with the System for Cause at any time, Executive shall be entitled only to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits. Executive shall forfeit all rights to the Supplemental Retirement Benefit.

3.4 Qualifying Termination. If Executive's employment is terminated due to a Qualifying Termination that is not a Merger-Related Termination, then Executive shall be entitled to Normal Post-Termination Compensation and Benefits, Executive's Accrued Obligations, EAIP Bonus Award, Three-Times Severance Payment, Target LTIP Award and Other EOP Awards. In addition, Executive shall: (a) immediately vest in the Supplemental Retirement Benefit (determined as if Executive had remained employed with the System until attainment of age 55), subject, however to the forfeiture and repayment provisions of Section 2.2(A) and
     (B) of this Agreement, and (b) be entitled to elect a benefit commencement date without the consent of the Company, which shall be on the first day of any month following Executive's attainment of age 55.

3.5 Termination On Account of Death or Disability. If Executive's employment should terminate on account of death or Disability prior to the earlier of the Closing or termination of the Merger Agreement, Executive or his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (in the event of death) shall receive Executive's Accrued Obligations, Normal Post-Termination Compensation and Benefits, EAIP Bonus Award, Three-Times Severance Payment, Target LTIP Award and Other EOP Awards.

     In addition, in the event of Executive's death at any time prior to termination of his System employment, or after Executive's retirement but before his Supplemental Retirement Benefit income commencement date, his surviving spouse, if any, shall be entitled to a Supplemental Retirement Benefit death benefit payable monthly for her lifetime, and commencing as of the first day of the month next following the later of: (a) the date on which Executive would have attained age 55 had he lived, or (b) the date of Executive's death. The amount of each such monthly benefit shall be in the same amount as the spouse would have received after Executive's subsequent death if he had not died on his actual date of death but instead had: (v) separated from System Company service on his date of death; (w) survived to age 55; (x) retired at age 55 with the same Final Monthly Earnings as of his date of death; (y) elected the 50% joint and survivor annuity form of payment; and (z) then died immediately thereafter.

          If Executive becomes Disabled at any time prior to termination of his System employment, then for purposes of determining his eligibility for a Supplemental Retirement Benefit, Executive shall be treated as if he remained employed by the System for any year for which Executive receives monthly disability payments under the Company's sponsored long-term disability plan then in effect.

3.6 Merger Related Termination. If Executive's employment is terminated due to a Merger Related Termination prior to the earlier of the Closing or termination of the Merger Agreement, then Executive shall be entitled to Normal Post-Termination Compensation and Benefits, Executive's Accrued
     Obligations,   EAIP   Bonus  Award,  Five-Times   Severance
     Payment, Maximum LTIP Award and Other EOP Awards. In addition, Executive shall: (a) immediately vest in the Supplemental Retirement Benefit (determined as if Executive had remained employed with the System until attainment of age 55), subject, however to the forfeiture and repayment provisions of Section 2.2(A) and (B) of this Agreement, and
     (b) be entitled to elect a benefit commencement date without the consent of the Company, which shall be on the first day of any month following Executive's attainment of age 55.

4.   Gross-Up Payment.

     4.1 Regardless of whether Executive becomes entitled to any payments or benefits under this Agreement, if any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with any System Company) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

     4.2 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Closing, Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section  280G(b)(l)  of the Code shall  be  treated  as
         subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and
         (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment. Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 4), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      4.3 In  the event that the Excise Tax is finally determined
          to   be  less  than  the  amount  taken  into  account
          hereunder   in   calculating  the  Gross-Up   Payment,
          Executive shall repay to Company, within five (5) business days following the time that the amount of
          such   reduction   in  the  Excise  Tax   is   finally
          determined,  the  portion  of  the  Gross-Up   Payment
          attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Executive and Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

5.Rabbi  Trust: Timing of Payments. No later than 180 days  from the execution of this Agreement, Company shall deposit in the Trust for Deferred Payments of Entergy Corporation and Subsidiaries (`Trust") an amount as determined by the Auditor (as defined in Section 4.2) to be necessary to pay all amounts that would be due under this Agreement if Executive experienced a Qualifying Termination event December 31, 2000. Company shall deposit such additional amounts as determined by the Auditor from time to time to be necessary to pay amounts due under the Agreement. Except as otherwise provided under the terms of this Agreement with respect to Executive's Supplemental Retirement Benefit, the payments provided in Sections 3 and 4 hereof shall be made no later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Company shall pay to Executive on such day an estimate, as determined in good faith by Executive or, in the case of payments under Section 4 hereof, in accordance with Section 4 hereof, of the minimum amount of such payments to which Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the
  Code) as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Company to Executive, payable on the fifth business day after demand by Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.Legal Fees. Company also shall pay to Executive all legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Any such payments shall be made within five (5) business days after delivery of Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Company reasonably may require.

7.Superceded  Agreements and Benefits. This Agreement supercedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by Executive or any System Company, including, but not limited to the March 13, 1998 letter agreement between Executive and Company, as amended through the Amendment to Employment Agreement execution by Executive on March 27, 2000 (and by Entergy Corporation on April 26,
  2000), and any other offers or agreements preceding execution of this Agreement, but with the exception of the agreement dated July 30, 2000 between Executive and the Merged Entity, which agreement shall supersede and replace this Agreement on the date of Closing of the Ring-Ranger Merger Agreement, with the exception of the Supplemental Retirement Benefit in
  Section 16.30, which section shall remain in full force and effect, and with the exception of any compensation, equity or equity-based benefits that remain unfulfilled at Closing and are not assumed under the agreement dated July 30, 2000 between Executive and the Merged Entity. Notwithstanding any other provision to the contrary, Executive acknowledges that benefits provided under this Agreement are in lieu of participation in, and any payment that might otherwise have been payable under, the System Executive Continuity Plan of Entergy Corporation and Subsidiaries and any other System severance or retention plan, and Executive hereby waives any right to participate in such plans.

8.Termination Procedures and Compensation During Dispute.

  8.1 Notice of Termination. Any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause pursuant to clauses (i) or (ii) of
      Section 16.6 is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

  8.2 Date  of  Termination. "Date of Termination,"  shall  mean
      (i) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (ii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

  8.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 8.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by Executive only if such notice is given in good faith and Executive pursues the resolution of such dispute with reasonable diligence.

  8.4 Compensation During Dispute. If a purported termination occurs and the Date of Termination is extended in
      accordance   with  Section  8.3  hereof,  Company   shall
      continue to pay Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given,
      until   the   Date  of  Termination,  as  determined   in
      accordance with Section 8.3 hereof. Amounts paid under this Section 8.4 are in addition to all other amounts due under this Agreement (other than Executive's Accrued Obligations) and shall not be offset against or reduce any other amounts due under this Agreement.

9.No  Mitigation. Company agrees that Executive is  not  required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by Company pursuant to Sections 3, 4, or 6 hereof or Section 8.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Company, or otherwise (except as otherwise provided in subsection 16.30 and subsection 2.2 (A) and (B)).

10. Successors: Binding Agreement.

   10.1 In addition to any obligations imposed by law upon any successor to Company, Company will require any successor
        (whether   direct  or  indirect,  by  purchase,   merger,
        consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption and
        agreement  prior  to  the  effectiveness  of   any   such
        succession shall be a breach of this Agreement and shall entitle Executive to compensation from Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to experience a Qualifying Termination, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

   10.2 This  Agreement  shall  inure to the  benefit  of  and  be
        enforceable    by   Executive's   personal    or    legal
        representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their
        terms,   terminate  upon  the  death  of  Executive)   if
        Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

11. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

    If to Company:                           If to Executive:
    Michael G. Thompson                      J. Wayne Leonard
    General Counsel, Entergy Corporation     81 English Turn Drive
    639 Loyola Avenue                        New Orleans, LA 70131
    New Orleans, LA 70113-3 125

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the
    Board.  No  waiver by either party hereto at  any  time  of  any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The laws of the State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes; Arbitration.

  15.1 All claims by Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to
       Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this
       Agreement  relied  upon.  The  Committee  shall  afford   a
       reasonable opportunity to Executive for a review of the decision denying a claim and shall further allow Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that Executive's claim has been denied.

  15.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the metropolitan area in which Executive resides on the Date of Termination (or the date that the
       Merger   Agreement   is  terminated,  as   applicable)   in
       accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary  standards set forth in  subsections  16.6  and
       16.19   of   this  Agreement  shall  be  applied   by   the
       arbitrator(s). Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, Executive
       shall   be   entitled  to  seek  specific  performance   of
       Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

  16.1 Accrued Obligations shall mean Executive's Annual Base Salary through the Date of Termination to the extent
       not   theretofore  paid,  together  with   all   unpaid
       compensation and benefits, payable to Executive through the later of the Date of Termination or the Service Bridge under the terms of Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately
       prior   to   the  first  occurrence  of  an  event   or
       circumstance constituting Good Reason.

  16.2 Annual Base Salary shall mean the highest rate of annual base salary payable to Executive by the System at any time after July 29, 2000, the date on which the Board authorized the Chief Executive Officer of Company to enter this Agreement with Executive.

  16.3 Auditor shall have the meaning set forth in Section  4.2 hereof.

  16.4 Base  Amount shall have the meaning set forth in section
       280G(b) (3) of the Code.

  16.5 Board shall mean the Board of Directors of Company.

  16.6 Cause for termination by Company of Executive's employment shall mean (i) the willful and continued failure by Executive to substantially perform Executive's System duties (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Executive pursuant to Section 8.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties; (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to a System Company, monetarily or otherwise, and which results in a conviction of or entrance of a plea of guilty or nolo contendere to a felony; or (iii) Executive's willful failure, as determined by J. Wayne Leonard, the Company's Chief Executive Officer as of the date hereof, to support and use Executive's best efforts to facilitate the consummation of the transactions contemplated by the Merger Agreement (until the Merger Agreement may be terminated) in accordance with Company directives; provided, however, that it shall not be Cause for termination under this clause (iii) for Executive, in good faith, to discuss with members of the Board of Directors or peer senior executives of Company, Executive's concerns with, suggestions regarding, or proposed improvements to, the merger implementation process. For purposes of clauses (i), (ii), and (iii) of this definition, (x) no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of the System;
       (y) in the event of a dispute concerning the application of this provision, no claim by Company that Cause exists shall be given effect unless Company establishes to the Committee (and to the arbitrator(s) in the event of arbitration of a dispute or controversy hereunder) by clear and convincing evidence that Cause exists; and (z) no acts of Executive that occurred before execution of this Agreement shall be deemed justification for a Cause claim by Company unless said acts were unknown to Company management and involved the commission of a felony injurious to a System Company.

 16.7 Closing shall mean the earlier to occur of (i) consummation of the transactions contemplated by the Ring-Ranger Merger Agreement or (ii) the occurrence of a "Change in Control' (as defined in Company's Executive Continuity Plan in effect on the date hereof).

 16.8 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

 16.9 Committee shall mean (i) the individuals who, on the date hereof, constitute the Personnel Committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause
      (ii)).

16.10 Company shall mean Entergy Corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16.11 Date of Termination shall have the meaning set forth in Section 8.2 hereof.

16.12 Disability shall be deemed the reason for the termination by a System employer of Executive's employment, if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive's duties with the System for a period of six
      (6) consecutive months, Company shall have given Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive's duties.

16.13 EAJP shall mean Executive Annual Incentive Plan of
      Entergy Corporation and Subsidiaries, or any successor or replacement plan.

16.14 EAIP Bonus Award shall mean the product of (1) the maximum annual bonus opportunity under the EAIP for the year in which the Date of Termination occurs and (2) a fraction, the numerator of which is the number of days in the fiscal year that includes the Date of Termination and that are prior to the Date of Termination, and the denominator of which is 365.

16.15 EOP shall mean the Equity Ownership Plan of
      Entergy Corporation and Subsidiaries, or any successor or replacement plan.

16.16 Excise Tax shall mean any excise tax imposed under
      section 4999 of the Code.

16.17 Executive shall mean the individual named in the first paragraph of this Agreement.

16.18 Final Monthly Compensation shall mean "Final
      Monthly Compensation" as defined under the System
      Executive Retirement Plan of Entergy Corporation and
      Subsidiaries, as in effect on the date of this Agreement and as applicable to individuals who became participants in such Plan after March 25, 1998.

16.19 Five-Times Severance Payment shall mean the payment of a lump sum retention payment, in cash, equal to five times the sum of (i) Executive's Annual Base Salary and (u) Executive's highest maximum annual bonus opportunity under the LAIP for any fiscal year ending after the date hereof, which Five-Times Severance Payment shall in no event be less than $10,200,000.00. The Five-Times Severance Payment shall be in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination (if any) and in lieu of any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with any System Company.

16.20 Good Reason for termination by Executive of Executive's employment shall mean the occurrence (without Executive's express written consent), prior to the earlier of the termination of the Merger Agreement or such time as the Employment Agreement between Executive and WCB Holding Corporation dated as of July 30,2000 shall become effective, of any one of the following acts by Company, or failure by Company to act, unless, in the case of any act or failure to act described in paragraph (E), (F), or (G) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

      (A)the substantial reduction or alteration in the nature or status of Executive's duties or responsibilities from those in effect on the date of this Agreement, other than an insubstantial and inadvertent act that is remedied by Company promptly after receipt of notice thereof given by Executive and other than any such alteration primarily attributable to the fact that Company may no longer be a public company;

      (B) a reduction by Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

      (C) the relocation of Executive's principal place of employment to a location more than 20 miles from Executive's principal place of employment on the date hereof or Company's requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Company's business to an extent substantially consistent with Executive's present business travel obligations;

      (D) the failure by Company to pay to Executive any portion of Executive's current compensation, or to pay to Executive any portion of an installment of
          deferred    compensation   under    any    deferred
          compensation program of Company, within seven (7) days of the date such compensation is due;

      (E) the failure by Company to continue in effect any compensation plan in which Executive participates on or after the date hereof which is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Company to continue
          Executive's  participation  therein  (or  in   such
          substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Executive's participation relative to other participants, as existed on the date hereof (or as the same may be improved after the date hereof);

      (F) the failure by Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of Company's pension, savings, life insurance, medical, health
          and   accident,  or  disability  plans   in   which
          Executive participates on or after the date hereof, the taking of any other action by Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on or after the date hereof, or the failure by Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with Company in accordance with Company's normal vacation policy in effect on the date hereof (or as the same may be improved after the date hereof); or

      (G) any purported termination of Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section
          8.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

      Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by Executive that Good Reason exists shall be presumed to be correct unless Company establishes to the Committee (and to the arbitrator(s) in the event of arbitration of a dispute or controversy hereunder) by clear and convincing evidence that Good Reason does not exist.

16.21Gross-Up  Payment shall have the meaning  set  forth  in
     Section 4.1 hereof.

16.22LTIP shall mean the Long Term Incentive Program of the EOP, or any successor or replacement long-term incentive program.

16.23Maximum  LTIP Award shall mean the number of performance shares or performance share units, as applicable, that Executive shall be entitled to receive under the LTIP with respect to any performance period (as defined in the applicable program or plan) that includes the Date of Termination, such number to be determined as if Executive satisfied the remaining performance requirements and was entitled to the maximum pay out level under the long term incentive program with respect to such performance periods.

16.24Merger  Agreement  shall  mean  the  Ring-Ranger  Merger
     Agreement or any other agreement, the consummation of the transactions contemplated by which would constitute a "Change in Control" under the Company's Executive Continuity Plan, as in effect on the date hereof

16.25Merger-Related  Termination shall mean a termination  of
     Executive's employment by Company prior to the Closing and prior to the termination of the Merger Agreement upon determination by the Board of Directors of Company that for reasons other than Cause and in the best interests of the shareholders in connection with the consummation of the Merger, it is necessary that Executive no longer serve in the position of Chief Executive Officer of Company.

16.26Normal Post-Termination Compensation and Benefits  shall mean Executive's normal post-termination compensation and benefits as such payments become due, and determined under, and paid in accordance with, Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

16.27Notice of Termination shall have the meaning set forth in Section 8.1 hereof.

16.28Other  EOP  Awards shall mean (a) the  vesting  of,  and lapse of restrictions on, all restricted shares, stock options, and other awards (excluding awards under the
     LTIP), as applicable, granted to Executive prior to the Date of Termination, to the extent such shares, options or other awards have not already vested or restrictions thereon have not yet lifted and (b) the extension of the period during which stock options shall be exercisable for the remainder of the ten-year term extending from the grant date. "Other EOP Awards" shall include, without limitation, those restricted shares (since converted to restricted units) granted to Executive by Company pursuant to letter agreement dated March 13, 1998, to the extent such restrictions have not yet lifted.

16.29Qualifying Termination shall mean a termination of Executive's employment prior to the earlier of the termination of the Merger Agreement or such time as the Employment Agreement between Executive and WCB Holding Corporation dated as of July 30, 2000 shall become effective (i) by Executive for Good Reason, or (ii) by Company other than for Cause.

16.30Supplemental Retirement Benefit, in the event Executive remains employed with the System through his attainment of age 55, shall mean a supplemental retirement benefit calculated as a single life annuity for the life of Executive only, commencing at Executive's attainment of age 55 and equal to:

     (A) sixty   percent   (60%)   of   his   Final   Monthly
         Compensation; less

     (B) the amount of any benefit (expressed in the form of a single life annuity) which Executive earned (i) under any other qualified or non-qualified defined benefit retirement income or pension plan, trust, or other arrangement sponsored by any System Company, or (ii) under any the qualified defined benefit pension plan sponsored by Cinergy, or their successor or assigns, regardless of whether Executive receives a paid up benefit or a cash payment under such plans in lieu thereof. For purposes of this paragraph 16.30(B), the Cinergy offset shall be as follows:

           Executive's Age     Monthly Lifetime
           At Retirement       Cinergy Offset
                55           $7,717.64
                56           $8,147.26
                57           $8,575.59
                58           $9,432.25
                59          $10,290.19
                60          $11,148.14
                61          $12,004.80
                62 or later $12,862.74

         The monthly benefit calculated above shall be paid for the life of Executive and thereafter 50% of such monthly benefit amount shall be paid to Executive's surviving spouse, if any, for her remaining lifetime.

         Executive may choose among an actuarial equivalent single-sum distribution or the optional forms of payment set forth in the System Executive Retirement Plan of Entergy Corporation and Subsidiaries as in effect prior to March 25, 1998, subject, however, to the terms and conditions set forth in such Plan for electing an optional form of payment.

         The Supp1ementaLRetirement Benefit under this Agreement supercedes and replaces any non-qualified supplemental retirement benefits that might otherwise be provided to Executive under the System Executive Retirement Plan of Entergy Corporation and Subsidiaries, the Pension
         Equalization Plan of Entergy Corporation and Subsidiaries, the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries, and the Post-Retirement Plan of Entergy Corporation and Subsidiaries, and as a result of any supplemental credited service previously granted Executive under such plans, and as a result of any subsidized supplemental retirement benefits previously granted Executive by agreement dated March 13, 1998.

  16.31 System shall mean Company and all other System Companies.

  16.32 System Companv(ies) shall mean Company and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company and any partnership or trade or business which is 80% of more controlled, directly or indirectly, by Company, and any successor to the business and/or assets of any such entity.

  16.33 Tax  Counsel  shall have the meaning set forth in  Section
        4.2 hereof.

  16.34 Three-Times Severance Payment shall mean the payment of a lump sum retention payment, in cash, equal to three times the sum of (i) Executive's Annual Base Salary and
        (ii) Executive's target annual bonus opportunity under the EAIP for any fiscal year ending after the date hereof, which Three-Times Severance Payment shall in no event be less than $4,335,000.00. The Three-Times Severance Payment shall be in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination (if any) and in lieu of any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with any System Company.

  16.35 Total  Payments shall mean those payments so described  in
        Section 4.1 hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written and effective as of October
27, 2000 in accordance with the Resolution of the Board of Directors of Entergy Corporation of that same date.

  ENTERGY CORPORATION                    EXECUTIVE

By:/s/ Michael G. Thompson               /s/ J. Wayne Leonard
   Michael G. Thompson                   J. Wayne Leonard
   General Counsel and Secretary         Chief Executive Officer,
                                         Entergy Corporation